Exhibit 4.78

EXECUTION COPY

Business Combination Marketing Agreement Fee Amendment

This Business Combination Marketing Agreement Fee Amendment (this “Amendment”) is entered into as of December 20, 2019, by and among EarlyBirdCapital, Inc. (“Advisor”), Twelve Seas Investment Company (the “Company”), and Brooge Holdings Limited (“Pubco”).

WHEREAS, the Advisor and the Company entered into that certain Business Combination Marketing Agreement, dated June 19, 2018 whereby the Advisor agreed to assist the Company in connection with the Company’s business combination with one or more businesses or entities as described in the Company’s Registration Statement on Form S-1 (File No. 333-225352);

WHEREAS, on April 15, 2019, (i) the Company, (ii) Pubco, (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “BPGIC”), entered into that certain Business Combination Agreement, pursuant to which BPGIC Holdings Limited (“Seller”), a Cayman Islands exempted company also become a party thereafter pursuant to the Assignment and Joinder to Business Combination Agreement dated as of November 19, 2019 (as assignee of Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales, which became a party to the Business Combination Agreement pursuant to a Joinder to Business Combination Agreement dated as of May 10, 2019) (as amended prior to the date hereof, including by the foregoing joinders and by the First Amendment to Business Combination Agreement, dated as of September 16, 2019, and as it may be amended after the date hereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (a) the Company will merge with and into Merger Sub, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with holders of the Company’s securities receiving substantially equivalent securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of BPGIC from the Seller in exchange for ordinary shares of Pubco, subject to the withholding of the escrow shares being deposited in the escrow account in accordance with the terms and conditions of the Business Combination Agreement and the escrow agreement, and with BPGIC becoming a wholly-owned subsidiary of Pubco;

WHEREAS, a condition to the obligations of the BPGIC, Pubco, Merger Sub and Seller is the receipt by BPGIC and Pubco of a copy of a Business Combination Marketing Agreement Fee Amendment to reduce the fee payable to the Advisor thereunder by an amount as mutually reasonably determined by BPGIC and the Company; and

WHEREAS, the Company, BPGIC, Pubco and the Advisor have agreed to amend the fee payable to the Advisor under the Business Combination Marketing Agreement to provide that the Advisor shall receive, in full satisfaction of any and all fees owed to it under the Business Combination Marketing Agreement, (i) $3,000,000 at the Closing, and (ii) a $1,500,000 promissory note of Pubco, in substantially the form attached hereto as Exhibit A, to be paid on the earlier of (a) the one year anniversary of the Closing and (b) the consummation of a follow-on securities offering by Pubco (the “Note”), and in connection with such amendment the parties hereto desire to add Pubco as a party to the Business Combination Marketing Agreement solely with respect to Section 1(b)(ii).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Fees.

1.1 Advisor, Company and Pubco hereby agree that no portion of the Fee (defined below) will be paid to any other advisor pursuant to the Business Combination Marketing Agreement for assisting the Company in consummating the Business Combination.

1.2 Section 1(b) of the Business Combination Marketing Agreement is hereby amended to delete such section in its entirety and replace it with the following:

(b) As compensation for the foregoing services:

(i) the Company will pay the Advisor a cash fee equal to $3,000,000 by wire transfer at the Closing; and

(ii) Brooge Holdings Limited (“Pubco”) will deliver the Note in the amount of $1,500,000 in substantially the form attached hereto as Exhibit A, payable on the earlier of (a) the one year anniversary of the Closing and (b) the consummation of a follow-on securities offering by Pubco (the compensation described in subclauses (i) and (ii) collectively, the “Fee”).

2.  Addition of Pubco as a Party to the Business Combination Marketing Agreement. The parties hereby agree to add Pubco as a party to the Business Combination Marketing Agreement, as amended by this Amendment, solely with respect to Section 1(b)(ii). By executing this Amendment, Pubco hereby agrees to be bound by and subject to all of the terms and conditions of Section 1(b)(ii) of the Business Combination Marketing Agreement, as amended by this Amendment, from and after the Closing.

3. Notices. Section 10 is hereby amended to add at the end of the section the following:

Provided, that notice to Pubco shall be addressed to the following address or to such other address as Pubco may from time to time designate in a notice given pursuant to this Section:

c/o Brooge Petroleum And Gas Investment Company FZE P.O. Box 50170 Fujairah, UAE Attn: Nicolaas Paardenkooper Telephone No.: +971-56-284-2828 Email: nico.paardenkooper@bpgic.com with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue

New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

4. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

5. Arbitration. Section 13 of the Business Combination Marketing Agreement is hereby amended to delete such section in its entirety and replace it with the following:

Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 13) arising out of, related to, or in connection with this Note (a “Dispute”) shall be governed by this Section 13. A party must, in the first instance, provide written notice of any Disputes to the other party subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by the other party subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the International Arbitration Rules of the American Arbitration Association (“AAA”). In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrator[s] prior to the commencement of the hearings.

6. Agent for Process. Notwithstanding anything to the contrary in the final paragraph of Section 13 prior to the amendment in Section 5 hereof, effective upon Closing, the Company, with the consent of the Advisor, hereby revokes the appointment of Ellenoff Gross & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, Fax No.: (212) 370-1300, Attn: Stuart Neuhauser, Esq, as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of the Business Combination Marketing Agreement. Effective upon Closing, the Company hereby appoints K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022, Attn.: Robert S. Matlin, Esq., as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of the Business Combination Marketing Agreement, as amended by this Amendment.

7. WAIVER OF TRIAL BY JURY. The Business Combination Marketing Agreement is hereby amended to add Section 15. WAIVER OF TRIAL BY JURY as follows:

WAIVER OF TRIAL BY JURY. WITHOUT DEROGATING FROM THE AGREEMENT TO ARBITRATE IN SECTION 13. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, AS AMENDED, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Business Combination Marketing Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Business Combination Marketing Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. This Amendment may be executed in any number of original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Business Combination Marketing Agreement Fee Amendment to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Company:

TWELVE SEAS INVESTMENT COMPANY

By:	/s/ Stephen N. Cannon
Name: Stephen N. Cannon
Title: Chief Financial Officer

Pubco:

BROOGE HOLDINGS LIMITED

By:	/s/ Meclomen Maramot
Name: Meclomen Maramot
Title: Chief Executive Officer

The Advisor:

EARLYBIRDCAPITAL, INC.

By:	/s/ Michael Powell
Name: Michael Powell
Title: Managing Member

EXHIBIT A

FORM OF PUBCO NOTE

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $1,500,000.00

December [20], 2019

Brooge Holdings Limited, a Cayman Islands exempted company (“Maker”), promises to pay to the order of EarlyBirdCapital, Inc. or its registered assigns or successors in interest or order (“Payee”), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Repayment. The principal balance of this Note shall be payable on the earliest to occur of (i) the first anniversary of the closing the Maker’s business combination with Twelve Seas Investment Company and (ii) the date that the Maker consummates a follow-on securities offering (such date, the “Maturity Date”). The principal balance may be prepaid at any time, at the election of Maker.

2. Interest. This Note shall be non-interest bearing unless there is an Event of Default (as defined below).

3. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)	Voluntary Bankruptcy, etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

4. Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 3(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 3(b) and 3(c) hereof, the unpaid principal balance of this Note and all other amounts payable hereunder, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

(c)	Following the occurrence and during the continuance of an Event of Default, the Company shall pay interest on the outstanding principal balance of this Note in an amount equal to ten percent (10%) per annum, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

5. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real or personal property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

6. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without affecting Maker’s liability hereunder.

7. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

8. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

9. Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9) arising out of, related to, or in connection with this Note (a “Dispute”) shall be governed by this Section 9. A party must, in the first instance, provide written notice of any Disputes to the other party subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by the other party subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the International Arbitration Rules of the American Arbitration Association (“AAA”). In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrator[s] prior to the commencement of the hearings.

10. WAIVER OF TRIAL BY JURY. WITHOUT DEROGATING FROM THE AGREEMENT TO ARBITRATE IN SECTION 10. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS NOTE, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

13. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

BROOGE HOLDINGS LIMITED

By:
Name: Meclomen Maramot
Title: Chief Executive Officer